EXHIBIT-5.1

Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, PC

February 7, 2013

Syntroleum Corporation

5416 South Yale Avenue, Suite 400

Tulsa, Oklahoma 74135

RE:	Syntroleum Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 750,000 additional shares of your common stock (the “Shares”) issuable in connection with your 401(k) Plan (as amended, the “Plan”) referred to therein. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken by you in connection with the issuance of the Shares.

It is our opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON, P.C.